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                     EMPLOYMENT AGREEMENT SECOND EXTENSION


         This Employment Agreement Second Extension ("Second Extension") by and between Outlook Group Corp., a Wisconsin corporation (the "Employer"), and Joseph J. Baksha (the "Employee") is made as of the 1st day of June, 2003. Reference is made to the Employment Agreement, made the 18th day of August, 1999, by and between Employer and Employee, as extended and amended by the Employment Agreement Extension of June 1, 2001 (together, the "Employment Agreement").

         EMPLOYER AND EMPLOYEE AGREE, for the consideration of the mutual promises and agreements hereinafter set forth, as follows:

         1. EXTENSION. The Employer and the Employee hereby agree and confirm that the Employment Agreement is extended for the period from June 1, 2003 until May 31, 2005, and is renewable by mutual consent on or before June 1, 2005.

         2. COMPENSATION. Employer agrees to pay Employee, during the term of this Agreement, cash compensation consisting of a salary, along with incentives, to be determined annually as provided in "Exhibit A," attached, which is a part of this Agreement.

                  All compensation shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee. Employee shall not be entitled to any other cash compensation except as expressly provided for in this Agreement, or as provided for by the Compensation Committee of the Board of Directors.

         3. EMPLOYER INITIATED TERMINATION. For purposes of determining an "Employer initiated termination" under Section 4 of the Employment Agreement, such term shall include, without limitation, a failure of the Employer to offer a renewal on or before June 1, 2005 on terms at least substantially similar to the terms hereof.

         4. CHANGE IN CONTROL. "Change in control" as used in the Employment Agreement shall mean a "change in control" as defined in the Outlook Group Corp. 1999 Stock Option Plan (the "Option Plan").

         5. OTHER PROVISIONS NOT MODIFIED. Except as modified hereby, the other terms and conditions of the Employment Agreement remain in full force and effect as provided therein. Except for any award agreements under the Option Plan and for any writings contemplated by Exhibit "A" hereto, this Second Extension supercedes any other agreements between the parties relating to the subject matter hereof.



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         IN WITNESS WHEREOF, the parties have executed this Employment Agreement
Second Extension on February 3, 2004, effective as of June 1, 2003. By so executing, the parties acknowledge that they have read and fully understand all the terms and conditions included in this Extension and acknowledge receipt of an executed copy of this Extension.


EMPLOYEE:                                      OUTLOOK GROUP CORP.:

_____________________________                  By:______________________________
Joseph J. Baksha                                  Richard C. Fischer, Chairman



Enclosures: Exhibit "A"
            Employment Agreement.



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                                   EXHIBIT "A"


                   TO EMPLOYMENT AGREEMENT (AS EXTENDED BY THE
                            SECOND EXTENSION) BETWEEN
                             OUTLOOK GROUP CORP. AND
                                JOSEPH J. BAKSHA
                          EFFECTIVE AS OF JUNE 1, 2003


COMPENSATION

1.       SALARY EFFECTIVE JUNE 1, 2003

         Employer agrees to pay Employee bi-weekly salary shall continue as $8,653.85 each two (2) weeks ($225,000 per year equivalent) on its regular payroll. That salary will be in effect for each of fiscal 2004 and fiscal 2005, unless modified by mutual agreement of the Employee and the Employer.

2.       BONUS UPON SIGNATURE

         In recognition of efforts to date in fiscal 2004 which are not necessarily reflected in the Employer's financial results, Employee shall be paid a cash bonus of $25,000 on the next normal payroll date after the execution of this Second Extension.

3.       ADDITIONAL PERFORMANCE BONUS OPPORTUNITY

         In addition to the bonus provided above, Employee shall have the opportunity to earn fiscal 2004 and fiscal 2005 bonuses as follows:

              (a) Baksha shall be paid a cash bonus of $1,500 for each cent of diluted total net earnings per share earned by the Employer in fiscal 2004 and in a cash bonus of $1,500 for each one cent ($0.01) of diluted total net earnings per share earned by the Employer in fiscal 2005. Except as provided below, such earnings per share shall be determined in accordance with generally accepted accounting principles consistently applied in a manner consistent with the Employer's prior financial statements. Each such bonus shall be paid, if earned, on the next normal payroll date after the announcement of the Employer's financial results for the applicable fiscal year.

              (b) Certain transactions which may be in the Employer's best interests could disrupt the Employer's ability meet the earnings test set forth in paragraph (a) above.

                       (i) In the event that the Employer executes a
                           definitive agreement during the Term which would result in a change in control of the Employer, and the transactions contemplated by that agreement are in fact consummated prior to the date on which a bonus with respect to that year would be paid, the bonus for that fiscal year shall be the greater of
                           (x) the

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                           amount determined under paragraph (a) above and (y)
                           a fixed bonus of $75,000. Such bonus amount is in addition to other rights, if any, that the Employee may have in the event of a change in control.

                      (ii) In the event the Employer enters into a
                           significant multi-year supply chain or management agreement with any prospect which either has been discussed with the Board in the December 2003 board meeting, or which is consented in advance in writing by the Chairman of the Compensation Committee, the net amount of any unusual start-up costs or expenses (or any similar gains) related to such agreement shall be excluded from the determination of the Employer's net income and/or expense when making the determination on paragraph (a) above.

4.       CAR ALLOWANCE

         Monthly reimbursement rate is set at $1,000, which includes all auto related expenses including gas.



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